Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE THIRD QUARTER OF FISCAL 2014

Union City, California – January 30, 2014 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2013.

Quarterly highlights include:
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $2.5 million, up 80% over last year’s comparable quarter.
•	International revenues of $9.0 million, up 13% over last year’s comparable quarter.
•	Cash, cash equivalents and short- and long-term investments as of December 31, 2013 of $112.4 million, an increase of $17.1 million from March 31, 2013.

Quarterly Results: For the fiscal quarter ended December 31, 2013, Abaxis reported revenues of $40.8 million, as compared with revenues of $49.8 million for the comparable period last year, a decrease of 18 percent. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, decreased by $5.8 million, or 42 percent, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, decreased by $4.7 million, or 14 percent, compared to the same period last year. Abaxis reported net income of $3.2 million for the fiscal quarter ended December 31, 2013, compared to $5.0 million for the quarter ended December 31, 2012. Abaxis’ effective tax rate in the quarter ended December 31, 2013 was 34 percent, compared to 38 percent for the same period last year. Abaxis reported diluted net income per share of $0.14 (calculated based on 22,500,000 shares) for the three-month period ended December 31, 2013, compared to $0.22 per share (calculated based on 22,341,000 shares) for the same period last year.

Nine-Month Results: For the nine-month period ended December 31, 2013, Abaxis reported revenues of $129.8 million, as compared with revenues of $136.1 million for the comparable period last year, a decrease of 5 percent. Revenues from instrument sales decreased by $5.1 million, or 14 percent, over the same period last year. Revenues from consumables decreased by $4.3 million, or 5 percent, over the same period last year. The company reported net income of $10.4 million for the nine-month period ended December 31, 2013, compared to $20.8 million (which includes a gain from legal settlement of $17.3 million) for the nine-month period ended December 31, 2012. The company’s effective tax rate in the nine-month period ended December 31, 2013, was 35 percent, compared to 38 percent for the same period last year. The company reported diluted net income per share of $0.46 (calculated based on 22,572,000 shares) for the nine-month period ended December 31, 2013, compared to $0.93 per share (calculated based on 22,316,000 shares) for the same period last year.

Other Reported Information: Total sales in the medical market for the third quarter of fiscal 2014 were $7.9 million, a decrease of 13 percent compared to the same period last year. Total sales in the veterinary market for the third quarter of fiscal 2014 were $32.2 million, a decrease of 19 percent, compared to the same period last year. Total medical and veterinary reagent disc sales for the third quarter of fiscal 2014 were $22.4 million, a decrease of 16 percent, compared to the same period last year. Total unit sales of medical and veterinary reagent discs for the third quarter of fiscal 2014 were 1.8 million units, a decrease of 15 percent, compared to the same period last year. Total medical and veterinary instrument sales for the third quarter of fiscal 2014 were $8.2 million, a decrease of 42 percent, compared to the same period last year. Total unit sales of medical and veterinary instruments for the third quarter of fiscal 2014 were 1,249 units, a decrease of 31 percent, compared to the same period last year. Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2014 was $1.6 million, compared to $1.8 million for the same period last year.

Abaxis’ revenues in the North America veterinary market for the third quarter of fiscal 2014 decreased by 25%, or $8.4 million, as compared to the third quarter of fiscal 2013. The decrease was primarily due to decreased orders in the third quarter of fiscal 2014 from Abaxis’ largest distributors in this market, resulting from excess channel inventory created during the second half of fiscal 2013 and first half of fiscal 2014. Such excess inventory was the result of our distributors not selling Abaxis products to end customers at the same rate as it was purchasing products from us.

Clint Severson, chairman and chief executive officer of Abaxis, said, “While the results of the third quarter of fiscal 2014 are not where we would like them to be, we remain confident that our distribution partners will begin to drive revenue growth toward our historical levels, and beyond, as they increasingly integrate our products into their sales process. As is typically the case in establishing new distribution partnerships, initial stocking orders that are placed to build inventories need to be worked through before a normalized flow of ongoing re-orders takes hold. We believe the overall market for our veterinary and medical products has continued to grow, but our strategy of increasing demand for Abaxis products through various measures, including the expansion of our distribution partners, has not led to the increased demand for Abaxis products in the veterinary clinics we anticipated in 2013. As we discussed in our earnings call last quarter, during the six months ended September 30, 2013, our sales to our veterinary distributors were significantly greater than the pace at which our veterinary distributors have been able to sell Abaxis products through to clinics. We believe that product inventories at our distribution partners are being worked down and we believe we are reaching a point where inventories will need to be replenished in an orderly process. As I have said previously, Abbott Point of Care and MWI Veterinary Supply are leaders in their respective markets and they provide broadly expanded opportunities for Abaxis products to penetrate markets that were previously very difficult for us to enter. We are dedicated to proactively working with our partners to broadly embed our products in their well-developed markets.”

Mr. Severson concluded, “We are succeeding in leveraging the Abaxis brand to attract the reference laboratory business of our point-of-care veterinary customers to our AVRL. They are allowing us the opportunity to earn their reference laboratory business because of the accuracy, timeliness and cost effectiveness of the Abaxis point-of-care products that they maintain in their offices. Revenues from AVRL increased 80% in the third quarter of fiscal 2014 compared to last fiscal year’s third quarter. We are making consistent progress and are excited with the opportunities ahead. In our Europe market, revenues increased by 16%, or $976,000, in the third quarter of fiscal 2014, as compared to last fiscal year’s third quarter as we experience strength in both the medical and veterinary markets. Abaxis also continues to operate on a solid financial foundation with cash, cash equivalents and short- and long-term investments exceeding $112 million. We firmly believe that our strategy to partner with industry leaders in the markets in which we compete will increasingly gain traction in delivering the results we expect. With leading-edge products and industry leading distribution partners we are confident that our strategy can position Abaxis as the preferred point-of-care solutions provider.”

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, January 30, 2014. Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10039884, through February 5, 2014. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease. Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide. For more information, visit http://www.abaxis.com.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release. Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to the transition of its U.S. medical sales to Abbott, potential excess inventory levels and inventory imbalances at the company’s distributors, losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10-K, recent quarterly reports on Form 10-Q and Abaxis’ other periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$40,810	$49,802	$129,830	$136,074
Cost of revenues	21,477	23,726	67,733	64,026
Gross profit	19,333	26,076	62,097	72,048
Operating expenses:
Research and development	3,596	3,802	10,187	10,348
Sales and marketing	8,706	12,373	28,636	35,647
General and administrative	2,408	2,210	8,316	10,153
Gain from legal settlement	-	-	-	(17,250)
Total operating expenses	14,710	18,385	47,139	38,898
Income from operations	4,623	7,691	14,958	33,150
Interest and other income (expense), net	235	293	1,146	318
Income before income tax provision	4,858	7,984	16,104	33,468
Income tax provision	1,636	2,996	5,657	12,707
Net income	$3,222	$4,988	$10,447	$20,761
Net income per share:
Basic net income per share	$0.14	$0.23	$0.47	$0.95
Diluted net income per share	$0.14	$0.22	$0.46	$0.93

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,271	21,968	22,269	21,902
Weighted average common shares outstanding - diluted	22,500	22,341	22,572	22,316

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2013	2013
Current assets:
Cash and cash equivalents	$84,269	$54,910
Short-term investments	17,561	23,354
Receivables, net	28,450	40,005
Inventories	29,372	26,786
Prepaid expenses and other current assets	4,211	3,319
Net deferred tax assets, current	5,145	4,589
Total current assets	169,008	152,963
Long-term investments	10,545	17,000
Investment in unconsolidated affiliate	2,679	2,613
Property and equipment, net	26,035	25,330
Intangible assets, net	1,998	3,122
Net deferred tax assets, non-current	535	643
Other assets	81	92
Total assets	$210,881	$201,763

Current liabilities:
Accounts payable	$6,611	$8,123
Accrued payroll and related expenses	5,941	6,261
Accrued taxes	535	440
Other accrued liabilities	2,438	2,838
Deferred revenue	1,319	1,362
Warranty reserve	1,101	995
Total current liabilities	17,945	20,019
Non-current liabilities:
Deferred rent	762	729
Deferred revenue	4,177	3,750
Warranty reserve	777	389
Notes payable, less current portion	606	682
Total non-current liabilities	6,322	5,550
Total liabilities	24,267	25,569
Shareholders' equity:
Common stock	121,007	121,019
Retained earnings	65,580	55,133
Accumulated other comprehensive income	27	42
Total shareholders' equity	186,614	176,194
Total liabilities and shareholders' equity	$210,881	$201,763

The following table presents our calculation of operating income per share for the three and nine months ended December 31, 2013 and 2012.

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income from operations	$4,623	$7,691	$14,958	$33,150

Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,271	21,968	22,269	21,902
Weighted average common shares outstanding - diluted	22,500	22,341	22,572	22,316

Operating income per share - basic	$0.21	$0.35	$0.67	$1.51
Operating income per share - diluted	$0.21	$0.34	$0.66	$1.49

The following table presents our revenues by source for the three and nine months ended December 31, 2013 and 2012.

Revenues by Geographic Region and Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues by Geographic Region
North America	$31,801	$41,797	$103,773	$110,876
International	9,009	8,005	26,057	25,198
Total revenues	$40,810	$49,802	$129,830	$136,074

Revenues by Customer Group (1)
Medical Market	$7,850	$8,976	$21,065	$25,366
Veterinary Market	32,207	39,817	106,493	107,594
Other	753	1,009	2,272	3,114
Total revenues	$40,810	$49,802	$129,830	$136,074

(1) Reclassifications of prior period revenues amounts by customer group have been made to conform to the current period presentation. Effective in the fourth quarter of fiscal 2013, we reclassified certain revenues from our unallocated category to its respective business segment, either medical market or veterinary market.